Exhibit 99(a) 48

THE LAZARD FUNDS, INC.

ARTICLES OF AMENDMENT

THE LAZARD FUNDS, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation’s Lazard Emerging Markets Strategic Equity Portfolio to Lazard Emerging Markets Equity Blend Portfolio, with the effect that the issued and unissued authorized shares of Common Stock known as Institutional Shares of Lazard Emerging Markets Strategic Equity Portfolio are redesignated as Institutional Shares of Lazard Emerging Markets Equity Blend Portfolio, the issued and unissued authorized shares of Common Stock known as Open Shares of Lazard Emerging Markets Strategic Equity Portfolio are redesignated as Open Shares of Lazard Emerging Markets Equity Blend Portfolio and the issued and unissued authorized shares of Common Stock known as R6 Shares of Lazard Emerging Markets Strategic Equity Portfolio are redesignated as R6 Shares of Lazard Emerging Markets Equity Blend Portfolio.

SECOND: The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors and is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall become effective at 12:00 p.m. on February 8, 2021.

FOURTH: The undersigned Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts with respect to authorization and approval set forth in these Articles of Amendment are true in all material respects and that this statement is made under penalties for perjury.

IN WITNESS WHEREOF, The Lazard Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary as of February 8, 2021.

THE LAZARD FUNDS, INC.

By:	/s/ Mark R. Anderson
Name: Mark R. Anderson
Title: Vice President

ATTEST:
/s/ Jessica Falzone
Name: Jessica Falzone
Title: Assistant Secretary